Exhibit 4.3

Execution Version

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This Amendment No. 2 (this “Amendment”), dated as of July 27, 2018, is made by and between Sanchez Energy Corporation, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a stock transfer agent, as rights agent (the “Rights Agent”), to the Rights Agreement, dated as of July 28, 2015, between the Company and the Rights Agent (the “Initial Rights Agreement”) and as amended by Amendment No. 1 to the Rights Agreement, dated as of March 1, 2017 (the “First Amendment” and, together with the Initial Rights Agreement, the “Rights Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

RECITALS:

WHEREAS, in connection with the Rights Agreement, the Board of Directors of the Company authorized and declared a dividend of one Right for each share of Common Stock of the Company outstanding at the Close of Business on the Record Date and has authorized and directed the issuance of one Right (subject to adjustment as provided herein) with respect to each share of Common Stock that has become outstanding since the Record Date and until the earliest of the Distribution Date and the Expiration Date, each Right initially representing the right to purchase one one-thousandth (subject to adjustment) of a share of the Preferred Stock of the Company having the rights, powers and preferences as set forth in the Certificate of Designations of Series C Junior Participating Preferred Stock (provided, however, that Rights may be issued with respect to Common Stock that shall become outstanding after the Distribution Date and prior to the Expiration Date in accordance with Section 22 of the Rights Agreement);

WHEREAS, the Board of Directors (a) has determined that the NOLs constitute assets of the Company that may potentially inure to the valuable benefit of the Company and its stockholders, (b) believes it is in the best interests of the Company and its stockholders to mitigate the likelihood of an “ownership change” within the meaning of Section 382 of the Code and the Treasury Regulations, and thereby preserve the Company’s ability to fully utilize such NOLs to offset its income and (c) desires, in furtherance of such objective, to amend the Rights Agreement to extend the Final Expiration Date;

WHEREAS, as of the date hereof, the Rights are redeemable;

WHEREAS, subject to certain limited exceptions, Section 26 of the Rights Agreement provides that at any time that the Rights are redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights or holders of Common Stock;

WHEREAS, this Amendment is permitted by Section 26 of the Rights Agreement; and

WHEREAS, pursuant to Section 26, the Company hereby amends, and directs the Rights Agent to amend, the Rights Agreement as set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent, intending to be legally bound, hereby agree as follows:

1. Replacement of Definition. Clause (i) of Section 7.1 of the Rights Agreement is hereby amended and restated to read as follows: “(i) the Close of Business on July 26, 2021 (the “Final Expiration Date”),”.

2. Effective Date; Certification. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. The officer of the Company executing this Amendment hereby certifies to the Rights Agent that the amendment to the Rights Agreement set forth in this Amendment is in compliance with Section 26 of the Rights Agreement and the certification contained in this Section 2 shall constitute the certification required by Section 26 of the Rights Agreement. The Company hereby further directs that the Rights Agent execute this Amendment as required by Section 26 of the Rights Agreement.

3. Governing Law. This Amendment shall be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected, impaired or invalidated.

5. Notice. The Rights Agent and the Company hereby waive any notice requirement with respect to each other under the Rights Agreement, if any, pertaining to the matters covered by this Amendment.

6. No Other Effect. Except as expressly set forth herein, the Rights Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby.

7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

SANCHEZ ENERGY CORPORATION

By:	/s/ Gregory B. Kopel
Name:	Gregory B. Kopel
Title:	SVP & General Counsel

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
as Rights Agent

By:	/s/ Stacy Aqui
Name:	Stacy Aqui
Title:	Vice President

[Signature Page – Amendment No. 2 to Rights Agreement]